UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2008

PackItGreen Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	333- 139991	20-4940852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3420 Ocean Park Blvd., Suite 3000

Santa Monica, California, USA 90405

(Address of principal executive offices) (zip code)

310-450-9100

(Registrant's telephone number, including area code)

Copies to:

Richard A. Friedman, Esq.

Jonathan R. Shechter, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 9, 2008, Mr. Stan Harper, a Director of PackItGreen Holdings, Corp. (the “Company”) resigned and thereby terminated his service as Director. Mr. Harper resigned to pursue other interests. There was no disagreement or dispute between Mr. Harper and the Company which led to his resignation.

Additionally, on September 9, 2008, the Board of Directors of the Company appointed Mr. Christopher Eastland as a member of the Board of Directors of the Company. Mr. Eastland does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, though Mr. Eastland is the son of Larry Eastland, a principal of LEA Management Corp., which is an affiliate of the Company. Additionally, Mr. Eastland has never entered into a transaction, nor is there any proposed transaction, between Mr. Eastland and the Company.

Mr. Eastland was an associate at the law firm of O’Melveny & Myers, LLP from 1999 to 2004, where he focused principally on mergers and acquisitions, private equity investments, and public and private company commercial transactions. From 2004 to date Mr. Eastland has served as a principal of the Seidler Equity Partners private equity funds, where he manages over $750 million in total assets. Mr. Eastland also serves as a board member for several of Seidler Equity Partners funds’ portfolio companies, including Harmar Mobility, LLC and Gary Platt Manufacturing, LLC. Mr. Eastland received a B.S. in Business Administration and Entrepreneurial Studies from the University of Southern California, where he graduated Summa Cum Laude, and received his Juris Doctor

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKITGREEN HOLDINGS CORP.

Date: September 12, 2008	/s/ Jonathan So
Name: Jonathan So
Title: Chief Executive Officer

3